Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Prospectus dated March 31, 2016

Registration No. 333-210502

GM Financial Right Notes Video Transcript

Alan Batey, President of General Motors North America: Hi, I’m Alan Batey, President of General Motors North America.

Dan Berce, President and CEO of GM Financial: And I’m Dan Berce, President and CEO of GM Financial.

GRAPHIC: GLOBAL CAPTIVE FINANCE COMPANY

Alan Batey: Since its acquisition by GM in 2010, GM Financial has rapidly grown to become GM’s global full captive finance company

GRAPHIC: Numbers counting up to: 16,000 DEALERS

Alan Batey: — serving 16 thousand dealers and covering a footprint of —

GRAPHIC: Numbers counting up to: 85% WORLDWIDE SALES

Alan Batey: — over 85 percent of GM’s worldwide sales.

Alan Batey: Together, GM and GM Financial are focused on earning customers for life, we’re focused on growing our brands and driving a culture to win for all of our stakeholders right across our great company.

Alan Batey: Supporting the continued growth of GM Financial is a strategic priority for GM, which is why Dan and I are excited to tell you about an investment program we can all benefit from — it’s called GM Financial Right Notes.

GRAPHIC: Animated chart with upward arrow and the words: INVESTMENT PRODUCT

Dan Berce: Right Notes is an investment product that functions similar to a money market fund.

GRAPHIC: Animated calendar with dollar signs and the words: DAILY INTEREST

Dan Berce: Your investment will earn daily compounded interest at a rate higher than many checking or savings accounts.

GRAPHIC: Animated arrow around the number 24 with the words: 24/7 ACCESS TO YOUR MONEY

Dan Berce: And, unlike some investments, you have access to your money at any time without fees or penalties.

GRAPHIC: Animation of connecting the GM Financial Right Notes logo to the words: EMPLOYEES, RETIREES and GM DEALERS.

GRAPHIC: AVAILABLE TO QUALIFIED U.S. RESIDENTS ONLY

Dan Berce: This program targets employees and retirees of GM and GM Financial, as well as GM Dealers and their employees.

GRAPHIC: Animation of building a sample enrollment web page with the words: NAME, ADDRESS, EMAIL, BANK INFO and a button with START INVESTING

Dan Berce: Enrollment is easy, and you’ll have online access to conveniently manage your investment.

GRAPHIC: Animated dollar bill icons and the words: GET STARTED TODAY WITH ONLY $500

Dan Berce: Best of all, you can get started today with only $500.

Dan Berce: Right Notes is not only a unique investment opportunity for you, but it also provides an additional source of funding to support the growth of GM Financial.

Alan Batey: On behalf of GM and GM Financial, thank you for your support.

GRAPHIC: RIGHTNOTES.COM

Dan Berce: Visit Right Notes.com to learn more and start investing today.

GRAPHIC: GM Financial Right Notes logo and legends

Right Notes are unsecured debt obligations of General Motors Financial Company, Inc. and are not guaranteed by General Motors Company. Right Notes do not constitute a savings, deposit or other bank account and are not insured by or subject to the protection of the Federal Deposit Insurance Corporation. Right Notes are not a money market fund, which are typically diversified funds consisting of short-term debt securities of many issuers, and therefore do not meet the diversification and investment quality standards set forth for money market funds by the Investment Company Act of 1940.

General Motors Financial Company, Inc. (“GM Financial”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GM Financial has filed with the SEC for more complete information about GM Financial and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by downloading them from the GM Financial Right Notes Web site at gmfinancial.com/rightnotes. Alternatively, GM Financial will arrange to send you the prospectus if you request it by calling toll-free 1-844-556-1485.

© 2016 General Motors Financial Company, Inc. GM Financial is a Registered Trademark of General Motors LLC.